Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IVORY CAPITAL CORPORATION,

CHELSEA THERAPEUTICS, INC.

AND

CHELSEA ACQUISITION CORP.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 17, 2005, among Ivory Capital Corporation, a Colorado corporation (“Parent”), Chelsea Therapeutics, Inc., a Delaware corporation (“Chelsea”) and Chelsea Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Chelsea Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Colorado Business Corporation Act (“CBCA”), Parent, Chelsea and Chelsea Merger Sub intend to enter into a business combination transaction.

B. The Board of Directors of Chelsea (i) has determined that the Merger (as defined in Section 1.2 below) is consistent with and in furtherance of the long-term business strategy of Chelsea and fair to, and in the best interests of, Chelsea and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Chelsea adopt this Agreement.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of Chelsea Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Chelsea Merger Sub, respectively, and fair to and in the best interests of, Chelsea Merger Sub and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the sole stockholder of Chelsea Merger Sub adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Chelsea Merger Sub shall be merged with and into Chelsea (the “Merger”), the separate corporate existence of Chelsea Merger Sub shall cease and Chelsea shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Chelsea Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Chelsea, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the times at which the Merger has become fully effective (or such later time as may be agreed in writing by Chelsea and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Chelsea and Chelsea Merger Sub shall vest in the Chelsea Surviving Corporation, and all debts, liabilities and duties of Chelsea and Chelsea Merger Sub shall become the debts, liabilities and duties of the Chelsea Surviving Corporation.

(b) Prior to or at the Effective Time, the properties and assets of Parent and Chelsea Merger Sub will be free and clear of any and all encumbrances, charges, claims equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), except for such liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise (collectively the “Liabilities”) of Parent which shall be set forth in Section 3.5 attached hereto.

1.4 Certificates of Incorporation; Bylaws.

(a) Unless otherwise determined by Chelsea prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Chelsea as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Chelsea Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the Delaware Law and the terms of such Certificate of Incorporation.

(b) Unless otherwise determined by Chelsea prior to the Effective Time, (i) the Bylaws of Chelsea as in effect immediately prior to the Effective Time shall be the Bylaws of the Chelsea Surviving Corporation at and after the Effective Time, until thereafter amended in accordance with Delaware Law and the terms of Certificate of Incorporation of the Chelsea Surviving Corporation and such Bylaws.

1.5 Chelsea Directors and Officers.

(a) Unless otherwise determined by Chelsea prior to the Effective Time, the directors of Chelsea immediately prior to the Effective Time shall be the directors of the Chelsea Surviving Corporation and at and after the Effective Time, each to hold the office of a director of the Chelsea Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Chelsea Surviving Corporation until their successors are duly elected and qualified.

(b) Unless otherwise determined by Chelsea prior to the Effective Time, the officers of Chelsea immediately prior to the Effective Time shall be the officers of the Chelsea Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Chelsea Surviving Corporation.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Chelsea and Chelsea Merger Sub or the holders of any of the following securities, the following shall occur:

(a) Conversion of Chelsea Capital Stock. Each share of Common Stock and Preferred Stock, par value $0.001 per share, of Chelsea (the “Chelsea Common Stock” and the “Chelsea Preferred Stock,” respectively) issued and outstanding immediately prior to the Effective Time (other than shares held by holders who have not consented to and approved the adoption of this Agreement in writing and who qualify under and have complied with all of the provisions of Section 262 of the DGCL) will be automatically converted (subject to Sections 1.6(d)) into 10.56306036793 shares of Common Stock, no par value per share, of Parent (the “Parent Common Stock”), such that the holders of Chelsea Common Stock and Chelsea Preferred Stock will, in the aggregate, receive 107,202,778 shares of Parent Common Stock (such aggregate shares of Parent Common Stock, being referred to in this Agreement as the “Chelsea Merger Consideration”). Immediately after the Effective Time, the parties who immediately prior thereto held Chelsea Common Stock, Chelsea Preferred Stock, outstanding Chelsea Stock Options and outstanding Chelsea Warrants will own or have the right to acquire, as the case may be, an aggregate of 122,488,477 shares of

Parent Common Stock on a fully diluted basis, equaling 96.75% of the Parent’s outstanding common stock on a fully diluted basis assuming exercise of all stock options, warrants and any other instruments that are convertible into equity.

Immediately after the Effective Time, the parties who immediately prior thereto held Parent Common Stock will own or have the right to acquire, as the case may be, an aggregate of 4,114,600 shares of Parent Common Stock on a fully diluted basis, equaling 3.25% of the Parent’s outstanding common stock on a fully diluted basis assuming exercise of all stock options, warrants and any other instruments that are convertible into equity.

If any shares of Chelsea Common Stock or Chelsea Preferred Stock, outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Chelsea, then the shares of Parent Common Stock issued in exchange for such shares of Chelsea Common Stock or Chelsea Preferred Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

(b) Chelsea Stock Options. At the Effective Time, all options to purchase Chelsea Common Stock then outstanding under the Chelsea Therapeutics, Inc. 2004 Stock Plan, (the “Chelsea Option Plan”) and the Chelsea Option Plan itself shall be assumed by Parent in accordance with Section 5.4(a) hereof.

(c) Chelsea Warrants. At the Effective Time, all warrants to purchase Chelsea Preferred Stock then outstanding shall be assumed by Parent, and shall become exercisable for shares of Parent Common Stock, in accordance with Section 5.4(b) hereof.

(d) Adjustments to Chelsea Merger Consideration. Except as described in Section 1.8, the Chelsea Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock, Chelsea Common Stock or Chelsea Preferred Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, Chelsea Common Stock or Chelsea Preferred Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with .5 being rounded up).

1.7 Surrender of Certificates.

(a) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Chelsea Common Stock and Chelsea Preferred Stock.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall mail to each holder of record as of the Effective Time of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Chelsea Common Stock and Chelsea Preferred Stock (the “Certificates”) (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a). Upon surrender of Certificates for cancellation to the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Chelsea Common Stock and/or Chelsea Preferred Stock were converted pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Chelsea Common Stock and/or Chelsea Preferred Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Articles of Incorporation or Bylaws of Parent or under the CBCA).

(c) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Parent nor the Chelsea Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Chelsea Common Stock or Chelsea Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Chelsea Common Stock and Chelsea Preferred Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Chelsea

Common Stock and Chelsea Preferred Stock. After the Effective Time, there shall be no further registration of transfers on the records of Chelsea Surviving Corporation of shares of Chelsea Common Stock and Chelsea Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Chelsea Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Chelsea Common Stock and Chelsea Preferred Stock represented by such Certificates were converted pursuant to Section 1.6(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or Chelsea Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Chelsea Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Chelsea and Chelsea Merger Sub, the officers and directors of Parent and the Chelsea Surviving Corporation shall be fully authorized (in the name of Chelsea Merger Sub, Chelsea and otherwise) to take all such necessary action.

1.12 Restrictions on Transfer; Legends. Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing shares of Parent issued in the Merger, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CHELSEA

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Parent by Chelsea on or prior to entering into this Agreement and incorporated herein by this reference (the “Chelsea Schedule”), Chelsea hereby represents and warrants to Parent and Chelsea Merger Sub that:

2.1 Organization of Chelsea.

(a) Chelsea is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Chelsea Material Adverse Effect. As used in this Agreement, the term “Chelsea Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Chelsea, or on the ability of the Chelsea to consummate the transactions contemplated by this Agreement; it being understood, however, that Chelsea’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Chelsea Material Adverse Effect.

(b) Chelsea owns, without any liens or encumbrances, all of the business assets, rights, patents and other tangible and intangible assets described as being owned in Chelsea’s private placement memorandum dated September 2, 2004, as supplemented on October 28 and December 2, 2004, other than those liens or encumbrances held by Dr. Gopal Nair and the applicable regulatory agencies of the United State of America pursuant to license agreement between Dr. Gopal Nair and Chelsea.

(c) Chelsea has no subsidiaries.

(d) Chelsea has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Chelsea, each as amended to date, and each such instrument is in full force and effect. Chelsea is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

2.2 Chelsea Capital Structure. The authorized capital stock of Chelsea consists of 40,000,000 shares of Common Stock, par value $.001 per share, of which there are 5,434,550 shares issued and outstanding as of the date hereof and 5,500,000 shares of Preferred Stock, par value $.001 per share, of which 4,714,287 are outstanding as of the date hereof. All outstanding shares of Chelsea Common Stock and Chelsea Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Chelsea, or any agreement or document to which Chelsea is a party or by which it is bound. As of the date hereof, Chelsea had reserved an aggregate of 1,275,000 shares of Chelsea Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Chelsea Option Plan, under which options are outstanding for 945,054 shares. As of the date hereof, Chelsea had reserved an aggregate of 412,133 shares of Chelsea Preferred Stock for issuance to holders of warrants to purchase shares of Chelsea Preferred Stock. All shares of Chelsea Common Stock and Chelsea Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. No vesting of options will be accelerated as a result of the transaction contemplated hereby.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Chelsea, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 and 6.1(g), there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Chelsea is a party or by which it is bound obligating Chelsea to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Chelsea or obligating Chelsea to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Chelsea there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Chelsea.

2.4 Authority.

(a) Chelsea has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Chelsea, subject only to the adoption of this Agreement by Chelsea’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Chelsea Common Stock voting together with the Chelsea Preferred Stock on an as converted to common stock basis is required for Chelsea’s stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Chelsea and, assuming the due authorization, execution and delivery by Parent and Chelsea Merger Sub, constitutes the valid and binding obligation of Chelsea, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by Chelsea does not, and the performance of this Agreement by Chelsea will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Chelsea (the “Chelsea Charter Documents”), (ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Chelsea or by which its or any of its respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Chelsea’s rights or alter the rights or obligations of any third party under, or to Chelsea’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Chelsea pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Chelsea is a party or by which Chelsea or its or any of its respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Chelsea Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to Chelsea in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Chelsea Material Adverse Effect.

2.5 Chelsea Financial Statements. Prior to the Effective Time, Chelsea shall provide to Parent, a preliminary unaudited balance sheet of Chelsea as of December 31, 2004 (the “Chelsea Balance Sheet”), together with the preliminary related statements of income and cash flows for year ended December 31, 2004 (the “Chelsea Financial Statements”). Each of the Chelsea Financial Statements (including, in each case, any related notes thereto) was and will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the Securities Exchange Commission (the “SEC”) on Form 10-QSB under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and each fairly presents and will fairly present the financial position of Chelsea as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated. Except as disclosed in the Chelsea Financial Statements, Chelsea does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Chelsea, except liabilities incurred since the date of the Chelsea Financial Statements in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Chelsea Material Adverse Effect.

2.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the Chelsea Balance Sheet, Chelsea has conducted its business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Chelsea Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Chelsea, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Chelsea, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Chelsea in accounting principles, practices or methods. Since the date of the Chelsea Balance Sheet, there has not been any increase in the compensation payable or that could become payable by Chelsea to officers or key employees or any amendment of the Chelsea Option Plan other than increases or amendments in the ordinary course of business or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Chelsea Material Adverse Effect.

2.7 Taxes.

(a) For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law), and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Chelsea has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between the date of the Chelsea Balance Sheet and the Closing Date, Chelsea has not incurred (or will not incur) a Tax liability other than a Tax liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Chelsea Financial Statements and the Chelsea Balance Sheet and, to Chelsea’s knowledge, there are no material unresolved questions or claims concerning Chelsea’s tax liability. Chelsea’s Tax Returns have not been reviewed or audited by any Taxing Authority, and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Chelsea that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Chelsea.

(c) Chelsea has no outstanding agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d) Chelsea is not a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) Chelsea shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f) Neither Chelsea nor any of its affiliates has made, with respect to Chelsea, any consent under Section 341 of the Code; no property of Chelsea is “tax exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Chelsea is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(g) Chelsea has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(h) The net operating losses (“NOLs”) of Chelsea are not, as of the date hereof, subject to Sections 382 or 269 of the Code, Regulations Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Chelsea.

(i) Chelsea is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(j) As of the date hereof, to the knowledge of Chelsea, Chelsea has not taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(k) Any deficiency resulting from any audit or examination relating to Taxes of Chelsea by any Taxing Authority has been timely paid.

(l) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Chelsea.

2.8 Intellectual Property.

(a) To its knowledge, Chelsea owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of Chelsea ‘s business as presently conducted and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights. To its knowledge, Chelsea has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b) Chelsea has provided Parent and Chelsea Merger Sub with a copy of all material intellectual property licenses.

(c) Chelsea has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

2.9 Compliance; Permits; Restrictions.

(a) Chelsea is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Chelsea or by which its or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Chelsea is a party or by which Chelsea or its or any of its respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Chelsea Material Adverse Effect. To the knowledge of Chelsea, no investigation or review by any Governmental Entity is pending or threatened against Chelsea, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Chelsea Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Chelsea which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Chelsea, any acquisition of material property by Chelsea or the conduct of business by Chelsea as currently conducted.

(b) Chelsea holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which would necessary to the conduct of the business of Chelsea except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Chelsea Material Adverse Effect (collectively, the “Chelsea Permits”). Chelsea is in compliance in all material respects with the terms of the Chelsea Permits.

2.10 Litigation. As of the date of this Agreement, to Chelsea’s knowledge, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Chelsea or as to which Chelsea has received any notice of assertion nor, to Chelsea’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Chelsea seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Chelsea Material Adverse Effect.

2.11 Brokers’ and Finders’ Fees. Other than as disclosed on Section 2.11 of the Chelsea Schedule, Chelsea has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 Labor Agreements and Actions; Employee Benefit Plans.

(a) Chelsea is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Chelsea, has sought to represent any of the employees, representatives, or agents of Chelsea. There is no strike or other labor dispute involving the Chelsea pending or, to the knowledge of Chelsea, threatened, nor is Chelsea aware of any labor organization activity involving its employees.

(b) Section 2.12(b) of the Chelsea Schedule contains a complete list of each pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by (i) Chelsea with respect to current or former employees or any current or former director, independent contractor or consultant of Chelsea, and/or (ii) any trade or business, whether or not incorporated, that together with Chelsea would be deemed a “single employer” that includes Chelsea within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively the “Chelsea Benefit Plans”), including a summary of each informal or unwritten Chelsea Benefit Plan. Section 2.12(b) of the Chelsea Schedule identifies each Chelsea Benefit Plan that is a “pension benefit plan” under Section 3(2) of ERISA (“Chelsea Pension Plan”), and discloses whether each Chelsea Benefit Plan that is an “employee welfare benefit plan” under Section 3(1) of ERISA (“Chelsea Welfare Plan”) is (i) unfunded, (ii) insured, or (iii) funded through a “welfare benefit fund” within the meaning of Section 419(e) of the Code or another funding mechanism.

(c) All Chelsea Benefit Plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA covering Chelsea Employees (the “Chelsea Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. Each Chelsea Pension Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the Internal Revenue Service (the “IRS”) stating that it is so qualified, or it is in a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS, and nothing has occurred that could reasonably be expected to affect adversely the qualified status of such plan. As of the date hereof, other than claims for benefits submitted in the ordinary course by participants or beneficiaries under the Chelsea Benefit Plans, no material claim against any Chelsea Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving, any Chelsea Benefit Plan, is pending, or to the knowledge of Chelsea, threatened.

(d) Chelsea has not engaged in a transaction with respect to any Chelsea Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Chelsea to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(e) No current or former Chelsea Pension Plan or pension plan of any entity which is considered one employer with Chelsea under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Chelsea Benefit Plan constitutes a multiemployer plan within the meaning of Section 3(37) of ERISA.

(f) All contributions required to be made under the terms of any Chelsea Plan have been timely made or have been reflected on the audited financial statements of the Chelsea.

(g) Chelsea has no obligations for retiree health and life benefits under any Chelsea Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on Chelsea, except as required under Section 601 of ERISA.

(h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Chelsea to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust other otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Chelsea Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Chelsea Benefit Plans.

(i) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Chelsea, who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), under any employment arrangement or Chelsea Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(j) All Chelsea Benefit Plans covering current or former non-U.S. Employees complies in all material respects with applicable law, and no unfunded liabilities exist with respect to any Chelsea Benefit Plan that covers such non-U.S. Employees.

2.13 Absence of Liens and Encumbrances. Chelsea has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens and Encumbrances except (i) as reflected in the Chelsea Financial Statements, (ii) for liens or taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Chelsea Material Adverse Effect.

2.14 Environmental Matters.

(a) Hazardous Materials Activities. To its knowledge, except as would not reasonably be likely to result in a material liability to Chelsea (in any individual case or in the aggregate), (i) Chelsea has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to pollutants, contaminants, hazardous wastes, or any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any applicable law, and (ii) Chelsea has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Chelsea’s knowledge, threatened against Chelsea concerning (i) any Chelsea Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Chelsea. Chelsea is not aware of any fact or circumstance which could involve Chelsea in any environmental litigation or impose upon Chelsea any environmental liability.

(c) Compliance with Environmental Laws. Each of Chelsea and its respective predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.15 Agreements.

(a) Section 2.15(a) of the Chelsea Schedule lists all written agreements between Chelsea and any of its officers, directors, employees or stockholders or any affiliate thereof.

(b) Section 2.15(b) of the Chelsea Schedule lists all written agreements, to which Chelsea is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, Chelsea in excess of $100,000, (ii) are material to the conduct and operations of Chelsea’s business or properties (including, without limitation, the license of any Intellectual Property to or from Chelsea), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Chelsea’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) are of duration of six months or more and not cancelable without penalty by Chelsea on 30 days or less notice or (vi) relate to the sale, lease, pledge or other disposition of any material assets of or to Chelsea.

(c) Chelsea, nor to Chelsea’s knowledge any other party to a Chelsea Contract (as defined below), is in breach, violation or default under, and Chelsea has not been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Chelsea is a party or by which it is bound that are required to be disclosed in Sections 2.15(a) or 2.15(b) of the Chelsea Schedule (any such agreement, contract or commitment, a “Chelsea Contract”) in such a manner as would permit any other party to cancel or terminate any such Chelsea Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Chelsea Contracts are legal, valid, binding and enforceable and in full force and effect with respect to Chelsea and with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Chelsea Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Chelsea has not been notified that any party to any of the Chelsea Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Chelsea Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is Chelsea aware of any intention by any party to any Chelsea Contract to effect any of the foregoing.

2.16 Board Approval. The Board of Directors of Chelsea has, as of the date of this Agreement, (i) determined that the Merger is fair to and in the best interests of Chelsea and its stockholders, (ii) determined to recommend that the stockholders of Chelsea adopt this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

2.17 Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Chelsea Schedule, taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND CHELSEA MERGER SUB

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Chelsea by Parent on or prior to entering into this Agreement and incorporated herein by this reference (the “Parent Schedule”), each of Parent and Chelsea Sub hereby represents and warrants to Chelsea that:

3.1 Organization of Parent and Chelsea Merger Sub.

(a) Each of Parent and Chelsea Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Chelsea Merger Sub as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; it being understood, however, that Parent’s continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Parent Material Adverse Effect.

(b) Parent has no subsidiaries other than Chelsea Merger Sub.

(c) Parent has delivered or made available to Chelsea a true and correct copy of the Certificate of Incorporation and Bylaws of each of Parent and Chelsea Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor Chelsea Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

3.2 Capital Structure. The authorized capital stock of Parent consists of 800,000,000 shares of Common Stock, no par value, of which there were 4,114,600 shares issued and outstanding as of the date hereof and 10,000,000 shares of Preferred Stock, no par value, of which there were no shares issued and outstanding as of the date hereof. The authorized capital stock of Chelsea Merger Sub consists of 100 shares of Common Stock, par value $.001 per share, of which there were 100 shares issued and outstanding as of the date hereof. All outstanding shares of Parent and Chelsea Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent and Chelsea Merger Sub or any agreement or document to which Parent or Chelsea Merger Sub is a party or by which it is bound. As of the date hereof, Parent did not have any options or warrants to purchase common stock outstanding.

3.3 Obligations With Respect to Capital Stock. Other than a note that is convertible into equity under the Revolving Credit Agreement referenced in Section 3.15 below, there are no equity securities, partnership interests or similar ownership interests of any class of Parent or Chelsea Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of any class of Chelsea Merger Sub of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Chelsea Merger Sub is a party or by which it is bound obligating Parent or Chelsea Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or Chelsea Merger Sub or obligating Parent or Chelsea Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security partnership interest or similar ownership interest of any class of Chelsea Merger Sub.

3.4 Authority.

(a) Each of Parent and Chelsea Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Chelsea Merger Sub, subject only to the adoption of this Agreement by Parent’s stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Parent and Chelsea Merger Sub and, assuming the due authorization, execution and delivery by Chelsea, constitutes the valid and binding obligation of each of Parent and Chelsea Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Chelsea Merger Sub, do not, and the performance of this Agreement by each of Parent and Chelsea Merger Sub, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, or Chelsea Merger Sub, respectively, (collectively, the “Parent Charter Documents”), (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Chelsea Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Chelsea Merger Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Chelsea Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Chelsea Merger Sub is a party or by which Parent or Chelsea Merger Sub, or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to any of Parent or Chelsea Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5 Parent SEC Filings; Parent Financial Statements.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports” and Parent has provided or made available to Chelsea copies thereof and of all correspondence to or from the SEC with respect to the Parent. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Parent as of October 31, 2004 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, the Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to Chelsea a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Attached to Section 3.5 of the Parent Schedule are the audited balance sheets of Parent as of January 31, 2004 together with the related statements of income and cash flows for the fiscal years of Parent then ended January 31, 2004, all certified by Mayer Hoffman McCann P.C., Parent’s independent public accountants whose audit reports thereon are included therewith (the “Parent Financial Statements”). Each of the Parent Statements (including, in each case, any related notes thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and each fairly presents the financial position of Parent as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated. Except as disclosed in the Parent Financial Statements, Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except liabilities incurred since the date of the Parent Financial Statements in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Parent Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Chelsea Merger Sub, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Parent in accounting principles, practices or methods.

3.7 Tax Matters.

(a) Parent has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between January 31, 2004 and the Closing Date, neither Parent nor Chelsea Merger Sub has incurred (or will incur) a Tax liability other than a Tax liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financial Statements and the Parent Balance Sheet and, to Parent’s knowledge, there are no material unresolved questions or claims concerning Parent’s tax liability. Parent’s Tax Returns have not been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Parent or Chelsea Merger Sub that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Parent or Chelsea Merger Sub.

(b) Neither Parent nor Chelsea Merger Sub has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither Parent nor Chelsea Merger Sub is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither Parent nor Chelsea Merger Sub or affiliates has made, with respect to Parent, any consent under Section 341 of the Code; no property of Parent is “tax exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Parent is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) The NOLs of Parent or Chelsea Merger Sub are not, as of the date hereof, subject to Sections 382 or 269 of the Code, Regulations Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Parent or Chelsea Merger Sub.

(h) Parent is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of Parent, neither Parent nor Chelsea Merger Sub has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) Any deficiency resulting from any audit or examination relating to Taxes of Parent by any Taxing Authority has been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Parent.

(l) The total adjusted tax basis of the assets of Parent equals or exceeds the sum of any liabilities of Parent.

(m) As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Parent to continue, either in the form of Chelsea as a wholly owned subsidiary of Parent or through a member of Parent’s “qualified group” (as defined in Regulations Section 1.368-1(d)(4)), at least one significant historic business line of Chelsea, or to use at least a significant portion of Chelsea’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d). As of the date of the Merger, (i) Parent will own all of the outstanding stock or other equity interests in Chelsea Merger Sub, and (ii) Parent will be in “control” of Chelsea Merger Sub within the meaning of Code Section 368(c). Parent has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of Chelsea following the Merger, and Parent has no present plan or intention to cause Chelsea to issue additional stock following the Merger, that in either case would result in Parent’s not having “control” of Chelsea within the meaning of Code Section 368(c).

3.8 Patents and Trademarks. Parent has no patents, trademarks, licenses, sublicenses, or any agreement relating to the ownership of use of any intellectual property.

3.9 Compliance; Permits; Restrictions.

(a) Neither Parent nor Chelsea Merger Sub is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or Chelsea Merger Sub or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Chelsea Merger Sub is a party or by which Parent or Chelsea Merger Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or Chelsea Merger Sub, nor has any Governmental Entity indicated in writing an intention to conduct the same; other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or Chelsea Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Chelsea Merger Sub, any acquisition of material property by Parent or Chelsea Merger Sub or the conduct of business by Parent as currently conducted.

(b) Parent and Chelsea Merger Sub hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and Chelsea Merger Sub are in compliance in all material respects with the terms of the Parent Permits.

3.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or Chelsea Merger Sub has received any written notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or Chelsea Merger Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.11 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Parent.

3.12 Labor Agreements and Actions, Employee Benefit Plans.

(a) Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent, has sought to represent any of the employees, representatives, or agents of Parent. There is no strike or other labor dispute involving Parent pending or, to the knowledge of Parent, threatened, nor is Parent aware of any labor organization activity involving its employees.

(b) Parent does not sponsor, maintain, contribute to, is not required to contribute to, and has no liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding for any current or former employees or any current or former director or consultant of Parent, or of any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA “), and the rules and regulations promulgated thereunder (collectively, “Parent Benefit Plans”).

(c) As of the date hereof, no claim against any current or former Parent Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving any current or former Parent Benefit Plan, is pending, or to the knowledge of Parent, threatened.

(d) Neither Parent nor Chelsea Merger Sub has engaged in a transaction with respect to any current or former Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Parent Chelsea Merger Sub to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(e) No current or former Parent Pension Plan of Parent or Chelsea Merger Sub, or any ERISA Affiliate, is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan constitutes a multiemployer plan within the meaning of Section 3(37) of ERISA.

(f) All contributions required to be made under the terms of any current or former Parent Benefit Plan have been timely made or have been reflected on the audited financial statements of Parent.

(g) Neither Parent nor Chelsea Merger Sub has any obligations for retiree health and life benefits under any current or former Parent Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on Parent, except as required under Section 601 of ERISA.

(h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Parent or Chelsea Merger Sub to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Parent Benefit Plans.

(i) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Parent or Chelsea Merger Sub, who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), under any employment arrangement or Parent Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(j) All current or former Parent Benefit Plans covering current or former non-U.S. Employees complies in all material respects with applicable law. No unfunded liabilities exist with respect to any Parent Benefit Plan that covers such non-U.S. Employees.

(k) Section 3.12(k) of the Parent Schedule contains a complete and correct list of employment agreements for senior officers of Parent; copies of each such agreement have been provided or made available to Chelsea or Chelsea’s counsel.

3.13 Absence of Liens and Encumbrances. Parent and Chelsea Merger Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens and Encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor Chelsea Merger Sub has transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any applicable law and (ii) neither Parent nor Chelsea Merger Sub has engaged in, Hazardous Materials Activities in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent’s knowledge, threatened against Parent or Chelsea Merger Sub concerning (i) any Parent Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Parent or Chelsea Merger Sub. Parent is not aware of any fact or circumstance which could involve Parent or Chelsea Merger Sub in any environmental litigation or impose upon Parent or Chelsea Merger Sub any environmental liability.

(c) Compliance with Environmental Laws. Each of Parent, Chelsea Merger Sub, and their respective predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

3.15 Agreements. Parent is not a party to any written or oral agreements other than the Revolving Credit Agreement with Philip J. Davis and Gary A. Agron dated July 16, 2001, as amended (the “Credit Agreement”). Parent is not in breach, violation or default under, and neither Parent nor Chelsea Merger Sub has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Credit Agreement. The Credit Agreement is legal, valid, binding and enforceable and in full force and effect with respect to Parent.

3.16 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of Parent and its stockholders, (ii) has approved the Share Issuance and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

3.17 Interim Operations of Chelsea Merger Sub. Chelsea Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

3.18 Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Parent Schedule, taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Chelsea and Parent shall carry on their respective business in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) keep available the services of each of their present officers and employees, respectively, and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2 Covenants of Parent. Except as permitted by the terms of this Agreement, without the prior written consent of Chelsea, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit Chelsea Merger Sub to do any of the following:

(a) Except as required by law or pursuant to the terms of the Parent Option Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Chelsea, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or Chelsea Merger Sub, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Parent with employees hired after the date hereof), and (ii) for the purpose of funding or providing benefits under any stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Parent Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

(f) Cause, permit or submit to a vote of Parent’s stockholders any amendments to the Parent Charter Documents (or similar governing instruments of Chelsea Merger Sub);

(g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition of property or assets which are not material, individually or in the aggregate, to the business of Parent and Chelsea Merger Sub;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(j) Adopt or amend employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law;

(k) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Parent Balance Sheet or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or Chelsea Merger Sub is a party or of which Parent or Chelsea Merger Sub is a beneficiary, in the case of both (i) and (ii) of this Section 4.1(l);

(l) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Parent Contracts or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent;

(m) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or Chelsea Merger Sub, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(o) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(p) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (o) above.

4.3 Covenants of Chelsea. Except as disclosed in Section 4.3 of the Chelsea Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Chelsea shall not (i) amend the Chelsea Charter Documents (other than to change its name); (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Public Disclosure. Parent and Chelsea will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement.

5.2 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to Chelsea upon becoming aware that any representation or warranty made by it or Chelsea Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Chelsea Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Chelsea shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Chelsea to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Third Party Consents. On or before the Closing Date, Parent and Chelsea will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4 Chelsea Stock Options and Warrants.

(a) At the Effective Time, each outstanding option to purchase shares of Chelsea Common Stock (each, a “Chelsea Stock Option”) under the Chelsea Option Plan or otherwise, whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Chelsea Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Chelsea Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock as determined pursuant to Section 1.6(a), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Chelsea Stock Option will be equal to the exercise price per share of Chelsea Common Stock at which such Chelsea Stock Option was exercisable immediately prior to the Effective Time, adjusted to give effect to the exchange ratio determined pursuant to Section 1.6(a). No vesting periods for Chelsea Stock Options will accelerate as a result of the transaction contemplated hereby. At the Effective Time, (i) all references in the related stock option agreements to Chelsea shall be deemed to refer to Parent and (ii) Parent shall assume all of Chelsea’s obligations with respect to Chelsea’s options as so amended.

(b) At the Effective Time, each outstanding warrant to purchase shares of Chelsea Preferred Stock (each, a “Chelsea Warrant”), whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Chelsea Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Chelsea Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock as determined pursuant to Section 1.6(a), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Chelsea Warrant will be equal to the exercise price per share of Chelsea Preferred Stock at which such Chelsea Stock Warrant was exercisable immediately prior to the Effective Time, adjusted to give effect to the exchange ratio determined pursuant to Section 1.6(a). No vesting periods for any Chelsea Warrants will accelerate as a result of the transaction contemplated hereby. At the Effective Time, (i) all references in the related stock warrant agreements to Chelsea shall be deemed to refer to Parent and (ii) Parent shall assume all of Chelsea’s obligations with respect to Chelsea’s Warrants as so amended.

(c) It is intended that the Chelsea Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Chelsea Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.4 shall be applied consistently with such intent.

5.5 Parent Stock Options and Warrants. At the Effective Time, any outstanding options to purchase shares of Parent Common Stock (each, a “Parent Stock Option”) under the Parent Option Plan or otherwise, whether or not vested, and any outstanding warrants to purchase shares of Parent Common Stock, whether or not then exercisable, shall, by virtue of the Merger, be cancelled.

5.6 Parent Board of Directors. Prior to the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Parent Charter Documents, shall take all necessary action (which action may include the resignation of existing directors) to cause the Board of Directors of Parent, as of the Effective Time, to appoint each of Kevan Clemans, Neil Herskowitz, Johnson Y.N. Lau, Simon Pedder, Jason Stein, David Tanen and Michael Weiser as directors of Parent.

5.7 Parent Management. Prior to the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Parent Charter Documents shall take all necessary action to appoint the officers of Chelsea to the similar offices of Parent.

5.8 Conveyance Taxes. Parent, Chelsea and Chelsea Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in this Section shall be paid equally by Parent and Chelsea.

5.9 No Negotiation. Until the Effective Date, or such time, if any, as this Agreement is terminated pursuant to Article VII below, neither Parent nor Chelsea shall, nor shall they permit any of their respective affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to, directly or indirectly, (a) sell, offer or agree to sell its business, by sale of shares or assets, merger or otherwise (each an “Acquisition Transaction”) other than pursuant to this Agreement, (b) solicit or initiate the submission of any proposal for an Acquisition Transaction, or (c) participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with a possible Acquisition Transaction other than pursuant to this Agreement.

5.10 Survival after Closing. All of the covenants and obligations of the parties to this Agreement, which by their terms are to be performed or will become effective after the Closing, including without limitation, those contained in Sections 1.6, 1.12, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10 and 5.11 shall survive the Closing.

5.11 Tax Covenants of Parent. After the Effective Time of the Merger, Parent, either directly or through Chelsea as long as Chelsea is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of Chelsea, or use at least a significant portion of Chelsea’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d), except that Chelsea’s historic business assets may be transferred (a) to a corporation that is another member of Parent’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Parent’s Qualified Group have active and substantial management functions as a partner with respect to Parent’s historic business or (ii) members of Parent’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in Chelsea’s historic business, in each case within the meaning of Regulations Section 1.368-1(d)(4)(iii).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Chelsea:

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law and the Chelsea Charter Documents by the stockholders of Chelsea.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Schedules. Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

(d) Exhibits. The parties shall mutually agree upon the form and substance of all the agreements attached as Exhibits to this Agreement, which agreements shall be executed and delivered to each other at the Closing Date.

(e) Officers’ Certificate. Each party shall have furnished to the other a certificate of the Chief Executive Officer and the Chief Financial Officer, dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2 or 6.3 (as applicable) have been fulfilled and are true and correct.

(f) Legal Opinion. Each party shall have received a legal opinion from its legal counsel which opinion may be based on customary reliance and subject to customary qualifications, to the effect that that the issuance of the Merger Consideration is exempt from the registration requirements of the Securities Act.

(g) Finders’ Fee. Chelsea shall have issued a warrant to Arron Rollins of Paramount BioCapital for 89,903 shares of Chelsea Common Stock, such warrant to be exercisable for 949,651 shares of Parent Common Stock subsequent to the Closing.

(h) Closing Date. The Closing Date shall be on February 1, 2005 or such later date as Parent, Chelsea and Merger Sub agree upon.

6.2 Additional Conditions to Obligations of Chelsea. The obligation of Chelsea to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Chelsea:

(a) Representations and Warranties. The representations and warranties of Parent and Chelsea Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Chelsea shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and Chelsea Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Chelsea shall have received a certificate to such effect signed on behalf of each of Parent and Chelsea Merger Sub by an authorized officer of Chelsea.

(c) OTC Bulletin Board. At the Effective Time, the shares of Parent shall be quoted and in good standing on the OTC Bulletin Board.

(d) Review. Prior to the Effective Time, Chelsea shall have completed its review of the current and certain past officers, directors and principal stockholders of Parent, which results of such review shall be satisfactory to Chelsea.

(e) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Chelsea shall conclude that it has or could have a Material Adverse Effect on the Parent and Chelsea Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(f) Corporate Documents. Chelsea shall have received a copy of the Certificate of Organization of each of the Parent and Chelsea Merger Sub, certified by the Secretary of State of Colorado (in the Case of Parent) and by the Secretary of the State of Delaware (in the case of Chelsea Merger Sub) evidencing the good standing of Parent in such jurisdiction.

(g) Other Agreements and Resignations. Each of the officers and directors of Parent and Chelsea Merger Sub immediately prior to the Closing Date shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Closing Date.

(h) Federal Tax Opinion. Chelsea shall have received a tax opinion from its counsel, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

(i) Either (A) the Merger will qualify as a reorganization under Section 368(a) of the Code, and Chelsea, Chelsea Merger Sub and Parent will each be a party to the reorganization within the meaning of Section 368(b) of the Code, or (B) the Merger will qualify as an exchange described in Section 351 of the Code; and

(ii) No gain or loss will be recognized by the stockholders of Chelsea upon their receipt of the Merger Consideration pursuant to either (A) Section 354(a) of the Code, or (B) Section 351(a) of the Code.

(i) Purchase of Notes Under Credit Agreement; Release of Claims. Chelsea or its designee(s) shall have purchased all of the revolving notes outstanding under the Credit Agreement, together with all related rights (including the option to convert the amounts due under the revolving notes into up to 4,000,000 shares of Ivory Common Stock), on terms satisfactory to Chelsea. In connection with such purchase, the holders of such revolving notes shall have released any and all claims against Parent and Chelsea, and all documents and agreements as requested by Chelsea shall have been executed by each of the relevant parties. Chelsea may not waive this condition without the consent of Parent.

6.3 Additional Conditions to the Obligations of Parent and Chelsea Merger Sub. The obligations of Parent and Chelsea Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Chelsea set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Chelsea by the Chief Executive Officer of Chelsea to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Chelsea Material Adverse Effect.

(b) Agreements and Covenants. Chelsea shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Chelsea by an authorized officer of Chelsea.

(c) Financial Statements of Chelsea. Prior to the Effective Time, Chelsea shall provide to Parent, a preliminary unaudited consolidated balance sheet of Chelsea dated as of December 31, 2004 which will reflect cash of at least $10 million and stockholders’ equity of at least $10 million.

(d) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Chelsea Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Chelsea Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Parent and Chelsea Merger Sub, together, shall conclude that it has or could have a Chelsea Material Adverse Effect; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Chelsea:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Chelsea; or

(b) by either Parent or Chelsea if the Merger shall not have been consummated by January 31, 2005, which date shall be automatically extended for an additional period of up to two (2) weeks, as it may be necessary to obtain the requisite stockholder approval by the stockholders of Chelsea (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

(c) by either Parent or Chelsea if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger.

7.2 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of Chelsea, there shall not be any amendment that by law requires further approval by the stockholders of Chelsea without the further approval of such stockholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Chelsea and Chelsea Merger Sub.

7.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent (prior to Closing):

Ivory Capital Corporation

5459 South Iris Street

Littleton, Colorado 80123

Attn: Philip J. Davis

Fax: 303-904-1183

With a copy to:

Law Office of Michael J. Tauger

5445 DTC Parkway, Suite 520

Greenwood Village, Colorado 80111

Attn: Michael J. Tauger

Fax: 303-770-7257

(b) if to Chelsea or Chelsea Merger Sub (or Parent subsequent to Closing), to

Chelsea Therapeutics, Inc.

13950 Ballantyne Corporate Place

Unit 325

Charlotte, North Carolina 28277

Attn: J. Nick Riehle

Fax: 905-752-1479

With a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attn: Donald R. Reynolds

Fax: 919-781-4865

8.2 Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Schedule and the Chelsea Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10 Waiver of Jury Trial. EACH OF PARENT, CHELSEA AND CHELSEA MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, CHELSEA AND CHELSEA MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page is blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

Ivory Capital Corporation

By:	/s/ Philip J. Davis
Name:	Philip J. Davis
Title:	Chief Executive Officer and Chief Financial Officer

Chelsea Therapeutics, Inc.

By:	/s/ J. Nick Riehle
Name:	J. Nick Riehle
Title:	Vice President and Chief Financial Officer

Chelsea Acquisition Corp.

By:	/s/ Philip J. Davis
Name:	Philip J. Davis
Title:	President and Chief Executive Officer